Exhibit 99.2

Investor Contact:	Media Contact Information:
Stewart A. Fisher	Nanette Pietroforte
EVP and CFO	FischerHealth, Inc.
(978) 570-6820	(310) 577-7870, ext. 161
stewart.fisher@accellent.com	npietroforte@fischerhealth.com

For Immediate Release

Accellent Corp. Announces Pricing of Tender Offer and Consent Solicitation for
Its Outstanding 10% Senior Subordinated Notes Due 2012

Wilmington, MA (November 4, 2005) - Accellent Corp. (“Accellent”) today announced that it has priced its previously announced cash tender offer and consent solicitation for any and all of its outstanding $175,000,000 aggregate principal amount of 10% Senior Subordinated Notes due 2012 (the “Notes”) (CUSIP No. 58455RAB4). The Tender Offer Consideration (as defined below) for each $1,000 principal amount of Notes validly tendered and accepted for purchase and not validly withdrawn is $1,137.01.

The Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), and related Consent and Letter of Transmittal (the “Letter of Transmittal”), both dated October 21, 2005, more fully describe the terms of Accellent’s tender offer to purchase any and all of the outstanding Notes and its consent solicitation to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions in the Indenture.

Subject to the terms and conditions of the tender offer and consent solicitation, Accellent will pay the “Total Consideration” to the holders who properly tendered their Notes and delivered their consents to the proposed amendments at or prior to 5:00 p.m. New York City time on November 3, 2005 (the “Consent Date”).  The Total Consideration is comprised of (1) the Tender Offer Consideration and (2) the Consent Payment (as defined below), and is equal to $1,167.01 for each $1,000 principal amount of Notes validly tendered and accepted for purchase and not validly withdrawn.  As previously announced on the Consent Date, tenders and consents had been received with respect to $175,000,000 aggregate principal amount of the Notes (100% of the outstanding principal amount).  Notes tendered may no longer be withdrawn and consents delivered may no longer be revoked.

Holders who provided consents to the proposed amendments described in the Offer to Purchase and Letter of Transmittal will receive a consent payment (the “Consent Payment”) of $30.00 per $1,000 principal amount of Notes tendered and accepted for purchase pursuant to the offer if they provided their consents on or prior to 5:00 p.m. New York City time on the Consent Date.  The tender offer consideration (the “Tender Offer Consideration”) for each $1,000 principal amount of Notes validly tendered and accepted for purchase and not validly withdrawn was determined at 10:00 a.m. New York City time on November 4, 2005 based on the present value of the Notes (minus accrued interest) as of the payment date, assuming each $1,000 principal amount of the Notes would be redeemed on July 15, 2008 at a redemption price of $1,050.00, and the present value of the interest that would be paid on the Notes so tendered from and not including the payment date up to and including July 15, 2008, in each case, determined in accordance with standard market practice by reference to a rate equal to 50 basis points over the yield on the 4.125% U.S. Treasury Note due August 15, 2008, minus the Consent Payment of

$30.00 per $1,000 of principal amount of Notes. Holders who tendered their Notes prior to the Consent Date will be entitled to receive the Consent Payment.  Holders who properly tendered their Notes also will be paid accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date.

The obligations to accept for purchase and to pay for Notes in the tender offer and consent solicitation are conditioned on, among other things, satisfaction or waiver of the conditions to the closing of the merger (the “Merger”) and transactions contemplated by the previously announced Agreement and Plan of Merger, dated as of October 7, 2005, between Accellent Inc. (our parent) and Accellent Acquisition Corp., an entity controlled by affiliates of Kohlberg Kravis Roberts &  Co. L.P.

There is no guarantee that the Merger will be completed.  Completion of the Merger is subject to customary closing conditions, including the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Accellent has engaged Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. as dealer managers for the tender offer and solicitation agents for the consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston LLC at (800) 820-1653 (U.S. toll-free) or (212) 538-0652 (collect) or J.P. Morgan Securities Inc. at (866) 834-4666 (U.S. toll-free) or (212) 834-3424 (collect).  Requests for documentation should be directed to MacKenzie Partners, Inc. at (212) 929-5500 (collect), the information agent for the tender offer and consent solicitation.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the Notes.  The tender offer and consent solicitation are being made solely by means of the Offer to Purchase and Letter of Transmittal.  The tender offer and consent solicitation are not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  In any jurisdiction in which the tender offer and consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by Credit Suisse First Boston LLC or J.P. Morgan Securities Inc. on behalf of Accellent.

About Accellent:

Accellent provides fully integrated contract manufacturing and design services to medical device manufacturers in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management. This enhances customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently. For more information please visit www.accellent.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts included in this press release constitute forward-looking statements.  You are cautioned that these forward-looking statements and the Company’s business and operations involve risks and uncertainties. Important factors that can cause actual results to differ materially from Accellent’s expectations are disclosed in the risk factors contained in Accellent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2005 and in subsequent periodic and current reports filed from time to time by Accellent with the SEC. All forward-looking statements are expressly qualified in their entirety by such risk factors.